CPI Aerostuctures, Inc.
August 7, 2012
Q2 Earnings Call

MANAGEMENT DISCUSSION SECTION

Operator:  Greetings and welcome to the CPI Aerostructures, Inc. Second Quarter 2012 Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Edward Fred, Chief Executive Officer for CPI Aerostructures, Inc. Thank you. Mr. Fred, you may begin.

Edward J. Fred, President, Chief Executive Officer & Director

Thank you, Claudia. Good morning and thank you all for joining us for our second quarter 2012 conference call. If you need a copy of the press release issued this morning, please contact Lena Cati of The Equity Group at 212-836-9611, and she will fax or e-mail a copy to you. Also, if you would like to listen to this call again, you can hear a replay on our website’s Investor Relations section in about an hour at www.cpiaero.com.

Before I get started, I want to remind investors that this conference call will contain forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from projected results. Included in these risks are the government’s ability to terminate their contracts with us at any time, the government’s ability to reduce or modify its contracts if its requirements or budgetary constraints change, the government’s right to suspend or bar us from doing business with them, as well as competition in the bidding process for both government and subcontracting contracts.

Our subcontracting customers also have the ability to terminate their contracts with us if we fail to meet the requirements of those contracts or if their customer reduces or modifies its contract to them due to budgetary constraints. Given these uncertainties, listeners are cautioned not to place undue reliance on any forward-looking statements contained in this conference call. Additional information concerning these and other risks can be found on our filings with the SEC.

As announced earlier this morning for the first half of 2012, we reported record second quarter results with substantial increases in revenue and net income. Specifically, revenue was approximately $40,576,000 compared to approximately $33,436,000 in the first half of 2011, an increase of approximately 21%, with the G650 and Honda programs accounting for most of this increase. Gross margin was 26.5% compared to 24.2%. Pre-tax income was approximately $6,734,000 compared to pre-tax income of approximately $4,107,000 for the same period last year, an increase of approximately 64%.

Net income for the first half of 2012 was approximately $4,615,000 or $0.63 per diluted share compared to net income of approximately $2,939,000 or $0.41 per diluted share in the first half of 2011. Selling, general and administrative expenses for the first half of 2012 were approximately $3,675,000 or 9.1% of revenue compared to approximately $3,883,000 or 10.1% of revenue for the same period of 2011.

With that prelude, I will now hand the call over to Vince Palazzolo, our CFO, so he can walk you through the financial statements details for the second quarter. Then I will comment on the current business environment, our guidance for the current year, and new opportunities going forward. I will then wrap things up and open the call to questions. Vince?

Vincent Palazzolo, Chief Financial Officer & Secretary

Thank you, Ed. As reported in this morning’s press release, comparing the second quarter of 2012 to the second quarter of 2011, revenue increased 19.7% to $20,854,627 from $17,426,223. Gross margin was 27.7% as compared to 24.4%. Pre-tax income increased 92% to $4,024,019 compared to $2,094,816. Net income increased 71.6% to $2,696,019 or $0.36 per diluted share compared to, sorry, compared to $1,570,816. Selling, general and administrative expenses were approximately $1,570,000 million or 7.5% of revenue compared to approximately $2,082,000 or 12% of revenue. Ed?

Edward J. Fred, President, Chief Executive Officer & Director

New orders through August 3rd of 2012 were $44.6 million. This award total includes contracts with two new customers, Goodrich Aerospace and Embraer. Additionally, we have continued to receive follow-on releases of some of our major subcontracting programs including a $12.7 million order from Boeing, the A-10 program. All these awards have given us a predictable revenue stream, which previously enabled me to issue our 2012 guidance. There is also real business potential from the nearly $1 billion worth of unawarded solicitations outstanding once these programs are funded and/or awarded. Included in this number are the two bids totaling approximately $647 million to an international aerospace company for work on the Boeing 787.

These bids are exciting to us. They relate to an offload program, which means the potential new customers sought us out and asked CPI to potentially build assemblies for them. While there is no certainty that we’ll be successful with these bids, we believe that being solicited by this potential new customer proves that we have demonstrated to the industry our ability to perform and that we’re capable of obtaining substantial orders for work on long-term significant projects such as the Boeing 787.

In the past several years, our reputation has been elevated in our industry; thanks to our impressive list of customers, the success we’ve experienced on the important programs we are working on and the exposure we have had and contacts we’ve made at various aerospace and defense institutional investment conferences. We are now in the midst of establishing relationships with additional prime manufacturers, including other helicopter and business private jet companies, who’ve come to recognize CPI Aero as a premier supplier of aircraft structure. Among the unawarded bids outstanding are contract opportunities with these potential customers, including our first serious opportunity to perform work on a commercial jetliner, as discussed a moment ago. We look forward to reporting on our progress of turning solicitations with these prospects into awards and contracts in the very near future.

Our second quarter and first half results were inline with our expectations and we’re projecting the balance of 2012 to have a similar quarterly performance profile as 2011. We are expecting a strong second half and a particularly strong fourth quarter as our newest contracts begin to generate revenue and income. As a result, we are reaffirming our 2012 guidance, which calls for revenue to be in the range of $95 million to $98 million, primarily due to continued work on our three major long-term programs. The gross margin in the range of 25% to 27%, we anticipate net income in the range of $12 million to $13 million.

Our 2012 guidance has factored in the current defense budget environment and reflects the cuts mandated by the Budget Control Act of 2011. However, it is still unclear whether or not sequestration will take effect in January 2013 and what the impact of even deeper cuts in defense spending would have on CPI’s existing and projected defense contracts. And please understand that this uncertainty is not confined to CPI, but to all aerospace and defense companies, and has been the subject of discussion on many of their earnings calls for this quarter. Therefore, we believe it is imprudent to provide financial projections for 2013 until later in the second half of 2012, when we anticipate the federal budget situation will be more sufficiently defined and an election cycle will have been completed. We believe the timing of the guidance to the latter part of the year also more closely aligns ourselves with our industry peers.

To support our expected growth in new orders, customers, programs, and of course, revenue and profits over the coming years, not only have we amended and increased our credit lines to a combined borrowing capacity of $22.5 million, in addition, the company raised approximately [ph] $13.5 million (09:10) through a public offering in June and July. We used approximately $4 million of those net proceeds to repay a portion of our revolver. Additionally, we’ve increased our work force to 180 people, and we are conducting our operations at our new three times larger 171,000 square foot facility, which we moved into in mid-December 2011. Also, in July of this year, some of CPI Aero’s management team attended the Farnborough Airshow held in London.

For those who are unaware, the Paris and Farnborough Airshows are on alternate years, and having had such great success in making new contacts and opening new doors in Paris during the last two shows, we believe it was extremely important that we continue to have an increased presence in the industry by attending Farnborough for the first time. It was a very crucial event and once again, CPI validated its increased standing in the aerospace community. We look forward to our immediate and long term future with great anticipation and excitement as we execute on our contracts, develop new customers and deliver unprecedented financial results for our company.

At this point, I’d like to open the floor to questions Claudia can you now allow callers to place questions, please?

QUESTION AND ANSWER SECTION

Operator:  Certainly. Ladies and gentlemen, we will now be conducting a question-and-answer session. [Operator Instructions] Our first question is coming from the line of Mark Tobin with ROTH Capital Partners. Please state your question.

<Q – Mark Tobin – ROTH Capital Partners LLC>: Hi, thanks for taking my question. First, on the unawarded solicitations outstanding, can you give us a sense of how much of that relates to Sikorsky, it looks like they made some progress on their contract with the government for the Black Hawk, I’m just curious how that’s flowing down to you?

<A – Edward Fred – CPI Aerostructures, Inc.>: Yeah, that’s still in the range of about $125 million to $150 million as it’s been for a while. You are correct, they have made progress. While we were at Farnborough, they actually, first day of the show, signed [ph] multi-year eight with the U.S. Government. All I can tell you is there has been increased activity from Sikorsky now, they have shown with all their other suppliers a sense of urgency in getting things under contract that they believed they would have had on the contract by now. So we’re optimistic that the logjam at Sikorsky should break loose now, now that their customers finally signed up with them.

<Q – Mark Tobin – ROTH Capital Partners LLC>: Okay. That’s helpful, and second question on your SG&A, decreased quite a bit from Q1 to Q2, can you give us a sense of what is a good run rate for SG&A.

<A – Edward Fred – CPI Aerostructures, Inc.>: That’s a good one.

<A – Vincent Palazzolo – CPI Aerostructures, Inc.>: That is predominantly the result of the way we compensate our Board of Directors. In prior years, we spilt stock options to them, partially in the first quarter and partially in the second quarter. This year, they only got a limited amount of stock options in the first quarter, so the second quarter SG&A decreased by a substantial amount almost entirely because of not having the stock option charge in there.

<Q – Mark Tobin – ROTH Capital Partners LLC>: Okay. So that’s about $500,000 charge, is that right.

<A – Vincent Palazzolo – CPI Aerostructures, Inc.>: Yeah, roughly that’s right. The run rate for the remainder of the year is comparable to the second quarter.

<Q – Mark Tobin – ROTH Capital Partners LLC>: Okay, that’s – that’s helpful.

<A – Vincent Palazzolo – CPI Aerostructures, Inc.>:  Quarter one was (13:04).

<Q – Mark Tobin – ROTH Capital Partners LLC>: Okay. Thank you. I’ll jump back in the queue.

Operator:  Thank you. Our next question is coming from the line of Alex Silverman with Special Situations Fund. Please state your question.

<Q – Alex Silverman – Special Situations Fund>: Mark actually just asked my question. Thank you.

<A – Edward Fred – CPI Aerostructures, Inc.>: Okay, Al.

Operator:  Our next question comes from the line of Mark Jordan with Noble Financial. Please state your question.

<Q – Mark Jordan – Noble Financial Capital Markets>: Hi, good morning, gentlemen. Any sense, you, I guess, commented on the potential 787 by stating that you hope to be reporting something in the near term, is that an implication that you would  expect some form of feedback here on that outsourcing opportunity in the next 90 days?

<A – Edward Fred – CPI Aerostructures, Inc.>: Absolutely, correct. It is my highest priority and, I mean, obviously I have a lot of priorities here, but as far as new business goes, my highest priority is getting a resolution to that bid knowing if we’re going to win it, if we’re not going to win it, if there is other work we’re going to get from them, what have you. But yes, I would say within 90 days, we will know one way or the other whether we’re going to win some of this work, all of this work or if there is also additional work on the horizon from this particular aerospace manufacturer.

<Q – Mark Jordan – Noble Financial Capital Markets>: All right. A second question I guess, technical one. The over allotments announcements went out  July 3, so is the cash from that not reflected, the $2.2 million cash from the overall allotment, not reflected in the balance sheet as it’s shown today?

<A – Edward Fred – CPI Aerostructures, Inc.>: That’s correct, Mark.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay. And looking at the third quarter, should we be assuming, am I correct that the share base should be about $8.85 million?

<A – Vincent Palazzolo – CPI Aerostructures, Inc.>: The share base should be about, for the quarter alone, I would guess around 8.3 million. We got 8.1 million shares outstanding and the outstanding options, upon conversion, we are always 200,000 to 250,000 more, so for the quarter alone, it’s about 8.3 million.

<A – Edward Fred – CPI Aerostructures, Inc.>: Yeah, Mark, don’t get confused, some of the shares sold in the offering weren’t – were already in the share count...

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay.

<A – Edward Fred – CPI Aerostructures, Inc.>: ...insider shares.

<Q – Mark Jordan – Noble Financial Capital Markets>: Couple of hundred [indiscernible]

<A – Edward Fred – CPI Aerostructures, Inc.>: [indiscernible] (15:26)

<Q – Mark Jordan – Noble Financial Capital Markets>: Yeah, okay. Final question if I may, could you discuss where you are with regards to your Boeing accounts receivable on the A-10?

<A – Edward Fred – CPI Aerostructures, Inc.>: Nothing new to report on it other than we’ve had much more fervent discussions with them certainly over the last three weeks and more our plan to get this resolved as quickly as possible. This is an item that we’re all hoping is resolved by the end of the third quarter.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay.

<A – Edward Fred – CPI Aerostructures, Inc.>: [ph] Oh, (15:58) no promises, okay.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay.

<A – Edward Fred – CPI Aerostructures, Inc.>: I have to practice with that or make it a subscript but I am dealing with the largest – one of the largest companies on the face of the earth and just because I want to move quickly doesn’t mean they’re going to, but they’re anxious to get this resolved, we’re anxious to get this resolved. So, hopefully this will get done soon.

<Q – Mark Jordan – Noble Financial Capital Markets>: Thank you very much.

<A – Edward Fred – CPI Aerostructures, Inc.>: You got it.

Operator:  Our next question is coming from the line of Alex Hamilton with EarlyBirdCapital. Please state your question.

<Q – Alex Hamilton – EarlyBirdCapital, Inc.>: Hi, good morning. Most of my questions have been asked. Just out of curiosity, as Goodrich is a relatively new customer and it’s been acquired by UTS, which I guess owns Sikorsky, can we talk about any dynamic that you’ve seen there or any dynamic that you would expect to see given that acquisition?

<A – Edward Fred – CPI Aerostructures, Inc.>: Well, the only, I mean, we’ve seen nothing. It’s relatively new in that regard. The only thing we’ve seen is they’ve told us to stop calling them Goodrich and start calling them  UTS , but the only thing we do see is last Monday morning, Tuesday, last Tuesday morning, Sikorsky came down and awarded us our second consecutive Supplier Gold recognition, and with that, that is the Supplier Gold is actually not a Sikorsky recognition, the UTC recognition. We are being recognized as being a Sikorsky supplier. But what that should do is the group that was Goodrich that is now another piece of UTC, also then has of on their list as a gold supplier for structures. So, of course, we’re hoping after we start to deliver the first set of products to them and they see our capability et cetera that it will open the door in their business segment as well to getting a lot more structural work. So that’s the dynamic we’re hoping for. It’s what we expect to happen going forward though that’s not a guarantee it will.

<Q – Alex Hamilton – EarlyBirdCapital, Inc.>: Okay. And then just lastly, big drivers in the quarter were G650 and Honda, expected big half, especially fourth quarter. Can we talk about the dynamic, that my guess is those are the big drivers as well?

<A – Edward Fred – CPI Aerostructures, Inc.>: Well, when we say big drivers let’s just be careful about that. They were big drivers for the quarterly year-over-year, it’s not – they’re not the big chunks of revenue that is driving our number to where it is. Those are still G650 yes, but obviously Boeing A-10, the E-2D is a tremendous revenue driver, things like that. So, I think it’ll be those major programs with the addition now of Honda picking up a little bit more as we try to deliver products in early 2013 et cetera.

<Q – Alex Hamilton – EarlyBirdCapital, Inc.>: Okay. Thank you so much.

<A – Edward Fred – CPI Aerostructures, Inc.>: Okay.

Operator:  Our next question is coming from the line of Bhakti Pavani with C.K. Cooper. Please state your question.

<Q – Bhakti Pavani – C.K. Cooper & Co.>: Hi, Ed. Hi, Vince.

<A – Vincent Palazzolo – CPI Aerostructures, Inc.>: How are you?

<Q – Bhakti Pavani – C.K. Cooper & Co.>: Good. How are you?

<A – Vincent Palazzolo – CPI Aerostructures, Inc.>: Very good. Thanks.

<Q – Bhakti Pavani – C.K. Cooper & Co.>: Recently you were awarded a $1 million contract for MH-60S [ph] AMDS (19:14) considering that it’s still in the LRIP stage, what kind of visibility do you have about the platform with regards to the future potential and how big of an opportunity that could be for the company?

<A – Edward Fred – CPI Aerostructures, Inc.>: Okay, this is obviously speculation on our part. We obviously know what could come, this can become a very major program, the tens of million. It is the type of program that is experiencing tremendous success in the testing phases and the low rate production usage phases has performed; it’s the radar something that goes inside the pod we produce is performing at rates and success ideas that they never truly expected from it. So we all think it’s got tremendous potential. Now of course that means the government still has to want it and they are also looking potentially at selling this product overseas because again its entire purpose is to find landmine or mines in the water et cetera and take them out. Now with all of the shipping and issues that go on in the waters around the world, this can become a very, very strategic weapon if you will for many, many foreign countries. So we think it has an awful lot of potential and being the only one that’s building the pod for them, there is hope for CPI that if this thing does take off, it will be a beautiful new program that nobody has really talked about or necessarily anticipated being a big revenue driver.

<Q – Bhakti Pavani – C.K. Cooper & Co.>: Right. Just a quick question on the tax rate, the tax rate seems to have picked up in the second quarter, I mean, it’s about 33% should that be considered going forward, I mean that run rate or is it going to be something, I mean, what’s going to be?

<A – Edward Fred – CPI Aerostructures, Inc.>: For the entire year, there is a little blip in the second quarter that caused the current rate to be higher. I will anticipate for the going forward quarters and then maybe blended for the whole year to be closer to 30%, which is what we’re running in the past few quarters.

<Q – Bhakti Pavani – C.K. Cooper & Co.>: Right, okay. And just to circle back on Mark’s question on the SG&A, I’m not sure if I misheard, but was Q2 an outlier or is that the same run rate that should be expected going forward for the SG&A cost?

<A – Edward Fred – CPI Aerostructures, Inc.>:    Q1 was a true outlier, but what Vince’s trying to explain it because we did the compensation of options to our Board in January, that would be the outlier of the four quarters. The second quarter is one that will much more likely represent the last two quarters of the year.

<Q – Bhakti Pavani – C.K. Cooper & Co.>: Okay. Thank you very much, that’s it from my side. Thanks.

Operator:  Our next question is coming from Mark Tobin with ROTH Capital Partners. Please state your question.

<Q – Mark Tobin – ROTH Capital Partners LLC>: Hi, thanks for taking my follow-up. I appreciate completely the reluctance to give guidance for 2013, I was wondering if you could just kind of walk through your general thoughts, the commercial exposure was close to 30% for the quarter, so your military exposure is decreasing, but if you could kind of speculate or walk us through, I guess, the potential scenarios of depending on different budget scenarios for the military?

<A – Edward Fred – CPI Aerostructures, Inc.>: Mark, your exact question is why we haven’t gone out with a projection and the answer is I don’t have a freaking clue, we can’t say it any simpler than that. If all things stay equal, do we expected that year in 2013 and 2012, yeah that’s a pretty good estimate – guess, guess that’s the way this company is growing. So I would say that’s fine. But I mean everyday you read a different article on sequestration, and you’ve got major, major aerospace companies out there. Talking about laying off hundreds of thousands of employees combined just because of how deep they think the cost may end up going. And I think Congress has backed itself into a corner here where that, I am not sure they can get out of, and I am not even sure how the election in November comes into play here. If you keep the same administration and changed Congress its one thing if you keep the same administration and the same Congress right back we're we started. If you get a different party president but Congress is the opposite party where does it go? I just think right now it so impossible to predict whether a sequestration cut will be 7% across the board, 18% across the board and all of that tells, determines where we go with it. I mean, Boeing, the Boeing program on A-10 wing is a fully funded program, but does that mean they’re going to give them the money or they’ll just say well, it’s fully funded but you’re not getting it this year. E-2D tremendous program, where we wining contract left and right on that as you folks have seen and we generate tremendous amount of revenue and there isn’t a person on the planet that I don’t think that doesn’t believe more E-2Ds are needed as the upgraded the E-2C, but are they going to get slashed into sequestration event, my guess is they have to be just like everything on the planet has to be caught within that budget according to the rules of sequestration. So I – I can’t be, I would be irresponsible if I predicted to you and say well, look if we get a 10% cut, CPI is going to look like this, I just don’t know what we’re going to look like.

<Q – Mark Tobin – ROTH Capital Partners LLC>: Okay. I understand. Thank you.

<A – Edward Fred – CPI Aerostructures, Inc.>: You’re welcome.

Operator:  Our next question is coming from the line of Jeff Putman with UBS. Please state your question.

<Q – Jeff Putman – UBS O’Connor LLC>: Hey, Ed, it’s Jeff Putnam, how are you?

<A – Edward Fred – CPI Aerostructures, Inc.>: Hi, Jeff, how are you?

<Q – Jeff Putman – UBS O’Connor LLC>: I actually just, my – my question was answered as well as more about the Boeing receivables, and are you confident doing business with them going forward or is it just the way it’s going to be forever?

<A – Edward Fred – CPI Aerostructures, Inc.>: This is Boeing and I don’t want say anything bad about a tremendous customer and I don’t mean to. Boeing has a way and I think every supplier in the world knows that if you deal with Boeing things will not always be smooth or easy. But where does the work come from in this world. It comes from Boeing. So you learn to adapt, we’ll do things a little bit differently going forward on new programs et cetera, but at the end of the day, I think this is something we all just accept, learn to deal with and continue on with the best customer in the world for somebody in aerospace.

<Q – Jeff Putman – UBS O’Connor LLC>: Okay. Thanks, Ed. Keep up the good work.

<A – Edward Fred – CPI Aerostructures, Inc.>: Thank you.

Operator:  [Operator Instructions] Our next question is coming from the line of Michael Potter with Monarch Capital. Please state your question.

<Q – Michael Potter – Monarch Capital Group LLC>: Hey, Ed.

<A – Edward Fred – CPI Aerostructures, Inc.>: Hey, Mike.

<Q – Michael Potter – Monarch Capital Group LLC>: Another really, really strong quarter. Can you give us an update on the G650, has there been any further discussions about, I guess, new awards on leading edges, any additional components that we’re discussing that they’re looking to offload? And how far long are on the initial contract with the leading edges?

<A – Edward Fred  – CPI Aerostructures, Inc.>: Okay, Mike, I can’t tell you about anything new that may or may not be in the hopper because that’s obviously not publicly haven’t told people about other things we’re looking at from them. As far as extending the contract, we are in negotiation to that we’ve discussed that with them, we’ll be having more discussions about it obviously everybody can do the math. If you listen to a GD call that’s how you take that over 200 planes on order if you read any aerospace magazine they all say they’ve got over 300 airplanes on order and everyone knows CPI’s orders for 134 ship-sets with leading edges, so there is a 66 to 166 airplane upgrade available to us if you will. So we work that nearly every single day. It’s obviously something we want. I am sure it’s something they would like us to have given the fact that we produce at such a high level and such a quality product. So again, we’ll continue to work on that on a daily basis. What was the last part of your question, again, Mike? I am sorry.

<Q – Michael Potter – Monarch Capital Group LLC>: Where are we in – with our initial contract on the leading edges, I guess, on the 134, how many have shipped so far and you already answered the first part of where we are in discussions about...

<A – Edward Fred – CPI Aerostructures, Inc.>: Right.

<Q – Michael Potter – Monarch Capital Group LLC>: ...getting the balance of the order up to 200?

<A – Edward Fred – CPI Aerostructures, Inc.>: We are probably in the range now of about 90, on order about 90 ship-sets maybe much more about 75% of total orders is on order with us. This year, 2012, we’re going to deliver about 50 units, which is one a week, which is an incredible rate. I think we’ve impressed them with that because the rate was supposed to be three a month, which would have delivered 36 units, they asked us if we could up tenfold our delivery and we’ve been able to do it without missing a beat. We actually have a semi second shift on at night, just to steer it and we are turning out one full set of wings leading edges every single week, so that’s where we stand with it.

<Q – Michael Potter – Monarch Capital Group LLC>: Okay. All right terrific, thanks.

<A – Edward Fred – CPI Aerostructures, Inc.>: All right, Mike, take care.

Operator:  Our next question is coming from Mark Jordan with Noble Financial. Please state your question.

<Q – Mark Jordan – Noble Financial Capital Markets>: Thank you. I am sorry, I missed it. So I apologize I don’t have a question, thank you.

<A – Edward Fred – CPI Aerostructures, Inc.>: Okay.

Operator:  Our next question is coming from the line of [ph] Michael Bird (29:19), a private investor. Please state your question.

<Q>: Yeah, Palazzolo just wondering if you could comment about the insider selling that took place in June, it was substantial and it kind of at least give the impression to me as a private investor that $12 is a good price for the stock and I would just like you to say whatever you’re going to say about that?

<A – Edward Fred – CPI Aerostructures, Inc.>: I don’t want to say anything  Michael  but since you asked the question, I will. No quite – you know I will give it to you as cleanly as I can here, okay. No one as an insider of CPI had ever sold a share of stock. We got to the point where and do I think $12 is the right price for our stock, no I think our stock should be $20, but what I think isn’t necessarily important to the rest of the world. We’ve gotten to a situation where we’re doing a follow-on offering and had the ability to sell some of the shares of CPI. Now, I’ll talk about myself individually since I was the biggest seller of the insider, selling 200,000 shares. I did it for a couple of reasons, number one, the last stock option exercise I did I incurred a tax bill of approximately $600,000 and wanted to be able to pay that off. Secondly, I had an option coming due at the end of that month, the end of June that I obviously wanted to exercise; I believe in the company, I believe in its future obviously and so I used the proceeds of that sale in the follow-on offering, so to buy those shares from the company, give the company $600,000 or $700,000 and then also pay the taxes on that transaction. So at the end of the day, my holdings decreased by 200,000 shares and increased by 100,000 shares in a seven minute period of time. So I don’t think from any stretch, it was designed to have people think I don’t have confidence in the company. I also have two young men in high school both my sons who are looking to go to college and quite frankly I felt that for 17 years with this company never having sold a share, I had the right to at least know that I had their college money put away in case anything ever happens to me, the stock price, the stock market whatever. So that’s why it was done. One of my other officers who sold the biggest piece  has two daughters getting married and a son getting ready to go to college as well and again had been here for nine years, haven’t sold a share and so again, got permission and the blessing from the Board to do so and so that was the insider selling that took place. I am still a significant shareholder in the company as are all of us. We still have tremendous incentives, to make sure that stock price goes up. So that – there is the best explanation I can give you.

<Q>: Okay, thank you. That’s fair.

<A – Edward Fred – CPI Aerostructures, Inc.>: You got it.

Operator:  Gentlemen, we have no further questions at this time. I’ll now turn the floor back over to management for closing remarks.

Edward J. Fred, President, Chief Executive Officer & Director

Okay, thank you, Claudia. Well, I’d like to thank all of you participating in this call and look forward to speaking to you again in early November for our third quarter earnings call. Thank you.

Operator:  Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time and we thank you for your participation.